As filed with the Securities and Exchange Commission on February 5, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IM CANNABIS CORP.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s Name into English)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Oren Shuster
Chief Executive Officer
3606-833 Seymour Street
Vancouver, British Columbia, V6B 0G4, Canada
Tel: +972-544-331-111
(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Tel: 302.738.6680
(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Ilana Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10019 Tel: (212) 660-3000	Larry Yen Boughton Law Corporation 700-595 Burrard Street Vancouver, British Columbia V7X 1S8 Tel: 604.687.6789

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 5, 2026

PROSPECTUS

IM CANNABIS CORP.

Up to 9,788,966 Common Shares

This prospectus relates to the resale, by the selling shareholder identified in the table on page 14 of this prospectus, or the Selling Shareholder, or his permitted assigns, of up to 9,788,966 common shares, no par value per share, or Common Shares, of IM Cannabis Corp, or the Company, consisting of: (i) up to 6,603,061 Common Shares issued or issuable upon the conversion of a convertible promissory note, or the First Promissory Note, in the principal amount of US$1,709,721 and accrued interest, (ii) up to 2,864,084 Common Shares issued or issuable upon the conversion of a convertible promissory note, or the Second Promissory Note, or together with the First Promissory Note the Promissory Notes, in the principal amount of US$703,235 and accrued interest, (iii) up to 228,150 Common Shares issuable upon the exercise of a common share purchase warrant accompanying the First Promissory Note, or the First Warrant, and (iv) up to 93,671 Common Shares issuable upon the exercise of a common share purchase warrant accompanying the Second Promissory Note, or the Second Warrant, or together with the First Warrant, the Warrants. The Common Shares underlying the Promissory Notes and the Warrants are herein referred to as “Note Shares” and “Warrant Shares”, respectively. The principal amount of the First Promissory Note together with the principal amount of the Second Promissory Note are herein referred to as the “Principal Amounts”.

The maximum amount of Note Shares issuable under this prospectus is calculated based on the Principal Amounts and the accruing interest thereon in the amount of US$289,555 and assuming a floor conversion price of the First Promissory Note of US$0.29 per Common Share, and a floor conversion price of the Second Promissory Note of US$0.275

On January 7, 2026, we entered into a note purchase agreement, or the First Purchase Agreement, with the Selling Shareholder. Pursuant to the First Purchase Agreement, we issued and sold to the Selling Shareholder the First Promissory Note for a purchase price of US$1,538,749, representing 90% of its principal amount, and the First Warrant to purchase up to 228,150 Warrant Shares, the number of which is equal to 33⅓% of the principal amount of the First Promissory Note divided by the exercise price of C$3.45 per Common Share. The First Warrant is exercisable for a period of five years from date of issuance.

On January 20, 2026, we entered into an additional note purchase agreement, or the Second Purchase Agreement, with the Selling Shareholder. Pursuant to the Second Purchase Agreement, we issued and sold to the Selling Shareholder the Second Promissory Note for a purchase price of US$632,911.50, representing 90% of the principal amount of the Second Promissory Note, and the Second Warrant to purchase up to 93,671 Warrant Shares, the number of which is equal to 33⅓% of the principal amount of the Second Promissory Note, divided by the exercise price of C$3.45 per Common Share. The Second Warrant is exercisable for a period of five years from date of issuance. The First Purchase Agreement together with the Second Purchase Agreement are herein referred to as the “Purchase Agreements.”

We intend to use the net proceeds from the sale of the Promissory Notes and the Warrants for debt repayment and general corporate purposes.

Pursuant to the terms of the Promissory Notes, the conversion price of each of the Promissory Notes, or the Conversion Price, is equal to the lower of (i) the Fixed Price, as defined in each of the Promissory Notes, , or (ii) 90% of the lowest daily volume-weighted average price, or VWAP, of the Common Shares during the 20 consecutive trading days immediately preceding the conversion date, or the Variable Price, provided, however, that such Variable Price will not be lower than the Floor Price, as defined in each of the Promissory Notes, and subject to certain adjustments as provided in each of the Promissory Notes. The Fixed Price in the First Promissory Note and in the Second Promissory Note is $1.47 and $1.38, respectively. The Floor Price in the First Promissory Note and in the Second Promissory Note is $0.29 and $0.275, respectively.
This prospectus describes the general manner in which the Note Shares and Warrant Shares may be offered and sold by the Selling Shareholder. If necessary, the specific manner in which the Note Shares and Warrant Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Common Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Note Shares and Warrant Shares by the Selling Shareholder, however we will receive cash proceeds equal to the total exercise price of the Warrants. See “Use of Proceeds”. The Selling Shareholder may sell all or a portion of the Note Shares and Warrant Shares from time to time in market transactions through any market on which our Common Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “IMCC.” The last reported sale price of our Common Shares on February 4, 2026 was US$1.19 per Common Share. There is no established market for the Warrants and the Promissory Notes and we do not intend to apply to list the Warrants or the Promissory Notes on any securities exchange or other nationally recognized trading system.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, WHICH WAS FILED ON MARCH 31, 2025, OR THE 2024 ANNUAL REPORT.

Neither the Securities and Exchange Commission, or the SEC, nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to “we,” “us,” “our,” the “Company”, “Corporation”, “Group” and “IMC” refer to IM Cannabis Corp. and its consolidated subsidiaries.

Our reporting currency is the Canadian dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to: (i) “dollars” or “CAD” or “C$” are to Canadian dollars; and (ii) “USD” or “US$” are to U.S. dollars.
i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Shares. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information – D. Risk Factors” and the financial statements and related notes thereto included in our 2024 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference.”.

Our Company

Overview

We are an international cannabis company currently dedicated to providing medical cannabis products to medical patients in Israel and Germany, two key players in the global medical cannabis industry. Following the partial legalization of cannabis in Germany on April 1, 2024, the cannabis market has experienced rapid growth, especially within the medical sector, as access for new patients has become easier. The trend is expected to continue as new users enter the market. IM Cannabis has shifted its focus and resources to concentrate on the burgeoning cannabis market in Germany, where the Company is poised for significant growth. The Company leverages a transnational ecosystem powered by a unique data-driven approach and a globally sourced product supply chain. With an unwavering commitment to responsible growth and adherence to the strictest regulatory environments, the Company strives to amplify its commercial and brand power to become a leading global provider of high-quality cannabis.

Activities in Israel

In Israel, the Company imports, distributes and sells medical cannabis to local medical patients by operating medical cannabis retail pharmacies, online platforms, distribution center and logistical hubs operating through I.M.C. Holdings Ltd.’s, or IMC Holdings’, subsidiaries, leveraging proprietary data and patient insights. The Company also preserves its existing proprietary genetics with third-party cultures facilities in Israel.

We continue to expand IMC brand recognition in Israel and supply the growing Israeli medical cannabis market with our branded products. The Company offers medical cannabis patients a rich variety of high-end medical cannabis products through strategic alliances with suppliers supported by a highly skilled sourcing team. In addition to the benefits of the Group’s long-term presence in Israel, we believe that with our strong sourcing infrastructure in Israel, and advanced product knowledge, regulatory expertise and strong commercial partnerships, the Company is well-positioned to address the ongoing needs and preferences of medical cannabis patients in Israel and also to partially support the increased medical cannabis users’ needs in Germany.

Throughout 2024 and 2025, we implemented several strategic measures in Israel to enhance operational efficiency, reduce costs, and improve overall business performance. These initiatives included optimizing logistics and distribution, streamlining workforce and facilities, and adapting to challenges arising from geopolitical events. Key actions taken during these years include:

•	We began working with a new processing facility to improve gross margin and enhance business flexibility.

•	Reducing shipping and distribution costs through efficiency measures, service provider replacements, and outsourcing.

•	Streamlining operations by reducing headcount and closing the trading house to optimize costs.

•	Addressing higher costs and operational challenges due to flight disruptions caused by the multi-front conflict Israel was facing, which began in October 2023.

The Company is also operating in the retail segment. The Company, through IMC Holdings, holds two licensed pharmacies, each selling medical cannabis products to patients: (i) Rivoly Trading and Marketing Ltd., also known as “Vironna Pharm”, a leading pharmacy in the Arab consumer segment, and (ii) R.A. Yarok Pharm Ltd., or Pharm Yarok, the largest pharmacy in the Sharon plain area and a call center in the country. Vironna Pharm and Pharm Yarok are collectively referred herein as the "Israeli Pharmacies".

The Company also operates a home-delivery services and an online retail platform, under the name “Pharm Yarok”, which includes a customer support service center.

The operation in the retail segment in Israel positions IM Cannabis as a large distributor of medical cannabis in Israel. We are strategically focused on establishing and reinforcing a direct connection with medical cannabis patients, providing direct access to IM Cannabis products, obtaining and leveraging market data and gaining a deeper understanding of consumer preferences. The operation of the Israeli Pharmacies allows the Company to increase purchasing power with third-party product suppliers, offers potential synergies with our established call center and online operations, achieve higher margins on direct sales to patients, and creates the opportunity for up-sales across a growing range of products.

Activities in Germany

IMC has been operating though Adjupharm, its German subsidiary, since 2019, building the foundation needed to drive growth after the April 2024 legalization. We believe that our strong sourcing infrastructure in Israel, powered by advanced product knowledge and regulatory expertise, gives us a competitive advantage in the growing German market. This is based on the premise that the German and Israeli markets share a number of common attributes such as robust commercial infrastructure, highly developed digital capabilities, favourable demographics and customer preferences.

The Company’s focus in Germany is to import cannabis from its supply partners, which are then sold through our own IMC branded products, as well as exclusive ultra premium Canadian cannabis brands, with which we have signed strategic licensing agreements.

In 2024 and in 2025, the company focused on building a unique supply chain tailored to the Group's needs in Germany. This process leveraged the extensive knowledge and experience gained in Israel, ensuring its effective implementation in the German market.

Our German operations are underpinned by the German Logistics Center, which is a state-of-the-art warehouse and EU-GMP production facility in Germany with all the necessary licenses to engage in additional production, cannabis testing and release activities. Adjupharm can repackage bulk cannabis, perform stability studies and offer such services to third parties.

Recent Financing Activities

2026 Purchase Agreements

On January 7, 2026, we entered into the First Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement (i) the First Promissory Note in the principal amount of US$1,709,721, for a purchase price of US$1,538,749, representing 90% of its principal amount, and (ii) the Second Warrant to purchase up to 228,150 Common Shares. The offering closed on January 26, 2026, or the First Closing Date.

Additionally, on January 20, 2026, we entered into the Second Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder in a private placement (i) the Second Promissory Note in the principal amount of US$703,235, for a purchase price of US$632,931.50, representing 90% of its principal amount, and (ii) the Second Warrant to purchase up to 93,671 Common Shares. The offering closed on January 21, 2026, or the Second Closing Date. The private placement offerings consummated pursuant to the Promissory Notes are herein referred to as the “2026 Note Private Placements”.

On February 5, 2026, we and the Selling Shareholder entered into an Amendment to the First Promissory Note and the Second Promissory Note to clarify our payment obligations under the Promissory Notws.

Each of the Promissory Notes bear interest at a rate of 8.0% per annum, accruing from the First Closing Date and the Second Closing Date, as applicable, which rate increases to 14.0% upon the occurrence of an event of default (as defined in each of the Promissory Notes). The Promissory Notes are not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of the Promissory Notes in accordance with its terms.

The outstanding principal amount of, and accrued on, each of the Promissory Notes is convertible, in whole or in part, at the option of the Selling Shareholder at any time after issuance, into Common Shares at a conversion price equal to the lower of (i) the Fixed Price, as defined in each of the Promissory Notes, or (ii) the Variable Price, provided, however, that the Variable Price will not be lower than the Floor Price, as defined in each of the Promissory Notes. The Fixed Price in the First Promissory Note and in the Second Promissory Note is $0.29 and $1.38, respectively. The Floor Price in the First Promissory Note and in the Second Promissory Note is $0.29 and $0.275, respectively. No fractional Common Shares will be issued upon conversion of the Promissory Notes. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the Promissory Notes is subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. The Warrants are subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Warrant Shares upon the exercise of the Warrants. The holder of the Warrants, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such  beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Warrant Shares upon the exercise of the Warrants.

The Warrants entitle their holder to purchase an aggregate of up to 321,821 Common Shares at an exercise price of C$3.45 per Common Share. The Warrants became exercisable immediately upon their issuance date, January 21, 2026, and may be exercised at any time until January 21, 2031, or the Termination Date. If the Warrants are not exercised prior to their Termination Date, they will expire and be of no further force or effect. The Warrants and the Warrant Shares may not be traded for a period of four months from their issuance date, except as permitted under applicable securities legislation.

2025 Private Placement

On July 30, 2025, we entered into subscription agreements with certain investors for the issuance and sale in a private placement offering of 2,050,000 units, or the Units, each Unit consisting of: (i) one Common Share (or a common share pre-funded warrant in lieu  thereof, or the Pre-Funded Warrants), and (ii) a common warrant, or the 2025 Warrants, at a purchase price of C$2.74 per Unit, for aggregate gross proceeds of C$5,622,522, or the 2025 Private Placement. The 2025 Warrants issued in the 2025 Private Placement have an exercise price of C$3.43 per Common Share, became exercisable immediately upon issuance and for a period of sixty (60) months from its issuance. The Pre-Funded Warrants have an exercise price of C$0.00001 per Common Share, became exercisable immediately upon issuance and may be exercised at any time until exercised in full. In October 2025 Pre-Funded Warrants to purchase up to 648,000 Common Shares were exercised at an exercise price of C$0.00001 per Common Share, resulting in net proceeds of C$6.48. If the 2025 Warrants are not exercised by the applicable expiration date, the 2025 Warrants will expire and be of no further force or effect. The Pre-Funded Warrants, the 2025 Warrants, and the Common Shares underlying the Pre-Funded Warrants and the 2025 Warrants could not be traded for a period of four months, unless permitted under applicable securities legislation. The offering closed on July 30, 2025.

In connection with 2025 Private Placement, on July 31, 2025, we entered into an Advisory Agreement, or the Advisory Agreement, with Pure Equity Ltd., or Pure Equity, pursuant to which Pure Equity provided the Company with advisory services related to the 2025 Private Placement. In consideration of the advisory services, we issued to Pure Equity a common share purchase warrant, or the Finder’s Warrant, to purchase up to 140,000 Common Shares, or the Finder’s Warrant Shares. In addition, pursuant to the Consulting Agreement, we paid Pure Equity a one-time cash payment of US$260,000 plus applicable taxes. The Finder’s Warrant has an exercise price of US$2.50 per Finder’s Warrant Share, became exercisable immediately upon issuance for a period of sixty (60) months following its issuance. The Finder’s Warrant and the Finder’s Warrant Shares could not be traded for a period of four months from their issuance date, unless permitted under applicable securities legislation.

ABOUT THIS OFFERING

This prospectus relates to the resale by the Selling Shareholder identified in this prospectus of up to 9,788,966 Common Shares consisting of (i) up to 8,452,808 Common Shares issued or issuable upon the conversion of the Promissory Notes in the Principal Amounts of US$2,412,956, (ii) up to 1,014,337 Common Shares issued or issuable upon the conversion of accrued interest of the Promissory Notes in the amount of US$289,555, and (iii) up to 321,821 Common Shares issuable upon the exercise of the Warrants. All of the Common Shares, when sold, will be sold by the Selling Shareholder. The Selling Shareholder may sell its Common Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.

Common Shares currently outstanding	5,894,812 Common Shares.

Common Shares offered by the Selling Shareholder
Up to 9,788,966 Common Shares consisting of (i) up to 9,467,145 Note Shares issuable upon the conversion of the Promissory Notes and accrued interest of the Promissory Notes, and (ii) up to 321,821 Warrant Shares issuable upon the exercise of the Warrants.

Use of proceeds:
As of the date of this prospectus, we have received US$2,132,912 in gross proceeds from the issuance of the Promissory Notes and the Warrants. We will not receive any proceeds from the sale of the Note Shares and the Warrant Shares by the Selling Shareholder. All net proceeds from the sale of Common Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants. See “Use of Proceeds.”

We intend to use the proceeds from the exercise of the Warrants, if any, for general working capital, repayment of existing indebtedness and for general corporate purposes.

Risk factors:
You should read the “Risk Factors” section starting on page 5 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	“IMCC”

The number of Common Shares to be outstanding immediately after this offering as shown above assumes that all of the Common Shares offered hereby are sold and is based on 5,894,812 Common Shares outstanding as of February 4, 2026. This number excludes:

•
an aggregate of 32,066 Common Shares issuable upon the exercise of outstanding options to purchase Common Shares, at exercise prices ranging between US$3.00 to US$252 per Common Share, issued to directors, officers, service providers and employees issued under our stock option plan;

•
an aggregate of 3,803,432 Common Shares issuable upon the exercise of outstanding warrants to purchase Common Shares, at exercise prices ranging between C$3.43 to C$59.34 per Common Share, issued to certain investors pursuant to private placement offerings;

•	an aggregate of 200,000 Common Shares issuable upon the exercise of outstanding pre-funded warrants to purchase Common Shares, at exercise prices of C$0.00001 per Common Share; and

•
an aggregate of 256,215 Common Shares issuable upon the exercise of outstanding convertible debentures to purchase Common Shares, at a conversion price of C$2.61 per Common Share, issued to certain lenders pursuant to a convertible debenture offering.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information - D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to the Offering and Ownership of our Securities

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or become a PFIC in the future. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Common Shares if we are a PFIC.

We believe that we may have been a PFIC for the tax year ended December 31, 2024. Based on current business plans and financial expectations, there is a possibility that we will be classified as a PFIC for the 2025 tax year and we may continue to be treated as a PFIC in the future. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the Common Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Common Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund”, or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Common Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Common Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenues Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a QEF or mark-to-market election. U.S. taxpayers that have held the Common Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the Common Shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the Common Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Common Shares in the event that we are a PFIC (see “Item 10.E. Taxation–Certain Material U.S. Federal Income Tax Considerations--Passive Foreign Investment Company, or PFIC Rules, in our 2024 Annual Report for additional information).

Shareholders may experience significant dilution as a result of this offering and potential future offerings.

Purchasers of Common Shares in this offering, as well as our existing shareholders, may experience significant dilution due to the sale and issuance of shares at prices below the price at which they invested. The Selling Shareholder identified herein is selling from time to time up to 9,467,145 Note Shares, which represent the maximum number of Common Shares issuable upon conversion in full of the Promissory Notes, together with all accrued interest thereon, and up to 321,821 Warrant Shares, which constitutes approximately 166% of our issued and outstanding Common Shares prior to the offering pursuant to this prospectus. The respective exercise price of the Warrants is currently above the current trading price of our Common Shares. If the Warrants are exercised in full and if the Promissory Notes are converted in full, our outstanding Common Shares would increase from 5,894,812 to 15,683,778, representing an increase of approximately 166% in the number of outstanding Common Shares. Accordingly, shareholders will experience significant dilution of their ownership interests. The resale of these additional Note Shares and Note Shares could also further cause the trading price of our Common Shares to decline.

 In addition, pursuant to subscription agreements entered into in July 2025, we have also issued to the Selling Shareholder (i) 350,000 Common Shares, (ii) 200,000 Pre-Funded Warrants to purchase 200,000 Common Shares at an exercise price of C$0.00001 per Common Share, (iii) 140,000 Finder’s Warrants to purchase 140,000 Common Shares at an exercise price of US$2.50 and (iv) a 2025 Warrant to purchase up to 550,000 Common Shares, at an exercise price of C$3.43 per Common Share. The respective exercise prices of the 2025 Warrant and Finder’s Warrants are currently above the current trading price of our Common Shares. The resale of additional Common Shares could also further cause the trading price of our Common Shares to decline.

Further, if the Warrants, the Finder’s Warrant and the 2025 Warrant are exercised in full, and if the Promissory Notes are converted in full, our outstanding Common Shares would increase from 5,894,812 to 17,873,778, representing an increase of approximately 203% in the number of outstanding Common Shares. Accordingly, shareholders will experience significant dilution of their ownership interests. The resale of these additional Note Shares, Warrant Shares and the Common Shares underlying the 2025 Warrant, or the perception that such issuances or resales could occur, could also further cause the market price of Common Shares to decline.

In addition, we may issue additional Common Shares or other equity securities in the future in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Any such issuance of additional Common Shares or other common share equivalents would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the relative voting strength of each previously outstanding Common Share may be diminished; and

•	the market price of our Common Shares may decline.

Future issuances or sales, or the potential for future issuances or sales, of our Common Shares may cause the trading price of our Common Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Common Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Common Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Common Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Common Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Common Shares could decline due to sales, or the announcements of proposed sales, of a large number of Common Shares in the market, including sales of up to 321,821 Warrant Shares, up to 9,788,966 Note Shares, which represent the maximum number of Common Shares issuable upon conversion in full of the Promissory Notes, together with all accrued interest thereon, and up to 11,978,966 Common Shares issuable upon exercise of other outstanding warrants, or other sales of Common Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Common Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of our Common Shares.

In addition, the Company may issue additional securities in the future, which may dilute a shareholder’s holdings, or a holder of a convertible security’s underlying relative interest, in the Company. The Company’s articles permit the issuance of an unlimited number of Common Shares, and shareholders will have no pre-emptive rights in connection with any such further issuance. The directors of the Company have discretion to determine the price and the terms of further issuances, subject to applicable stock exchange policies. Moreover, additional Common Shares will be issued by the Company on the full exercise of stock options, restricted share units and warrants, issued or to be issued by the Company in the future, and the exercise of any resulting convertible securities of such as applicable.

 An active trading market for our Common Shares may not be sustained.

 Although our Common Shares are listed on The Nasdaq Capital Market, the market for our Common Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Common Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Common Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Common Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Common Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Common Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Common Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Shares will provide a return to our shareholders.

Resales of our Common Shares in the public market during this offering by our shareholders may cause the market price of our Common Shares to fall.

Sales of a substantial number of our Common Shares could occur at any time. The issuance of new Common Shares could result in resales of our Common Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Shares.

Risks Related to our Business

Our operations are subject to extensive and evolving laws, regulations and guidelines, and changes in such laws or our failure to comply with them could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our operations are subject to a complex and evolving framework of laws, regulations and guidelines relating to, among other things, the marketing, acquisition, cultivation, manufacture, management, distribution (including import and export), transportation, storage, sale and disposal of cannabis and cannabis-related products. We are also subject to laws and regulations relating to health and safety, insurance coverage, the conduct of operations, and environmental protection.

Any changes in applicable laws, regulations or guidelines, or in the interpretation or enforcement thereof, that are beyond our control could have a material adverse effect on our business, results of operations, financial condition and prospects. In particular, changes in laws, regulations or guidelines relating to medical cannabis could negatively affect our ability to operate in certain jurisdictions, delay or prevent the receipt of required regulatory approvals, or significantly delay the development of our markets and products.

Failure to comply with applicable laws, regulations or guidelines could result in sanctions, fines, censures, suspension or revocation of licenses or permits, restrictions on our operations, or expulsion from particular markets or jurisdictions, any of which could materially and adversely affect our business, results of operations, financial condition and prospects.

Risks Related to our Operations in Israel

We are vulnerable to the political, economic, legal, social, regulatory, and military conditions affecting Israel and the Middle East that could have a material adverse effect on our business, results of operations, financial condition and prospects

We are vulnerable to the political, economic, legal, regulatory, and military conditions affecting Israel and the Middle East. Armed conflicts between Israel and its neighboring countries and territories occur periodically in the region and may adversely affect our business, results of operations and financial condition. In addition, we may be adversely affected by other events or factors affecting Israel such as the interruption or curtailment of trade between Israel and its trading partners, or any restrictions or pressure on our partners or customers or others to prevent or discourage them from doing business activities with Israel or Israeli businesses, a significant downturn in the economic or financial condition of Israel, a significant downgrading of Israel’s internal credit rating, labor disputes and political instability, including riots, uprisings and government failures. Restrictive laws or policies directed towards Israel or Israeli businesses could have a material adverse effect on our business, results of operations, financial condition and prospects.

From April 2019 until March 2021, Israel held four general elections as efforts to compose and approve a new government failed to find lasting success. As a result, the Israeli government was unable to pass a budget for fiscal year 2021 and many legislative matters were delayed. In December of 2022, Israel’s new government took office as a result of a coalition of six political parties; however, the continued uncertainty surrounding future elections and/or the results of such elections in Israel may continue. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and prospects.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations, and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary, in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Furthermore, under Israeli law, citizens and permanent residents of Israel are obligated to perform military reserve duty for extended periods of time and are subject to being called to active duty at any time under emergency circumstances. In response to increased hostilities, there have been periods of significant call-ups of military reservists. It is possible that there will be additional call-ups in the future, which may include our officers and key personnel, which could disrupt business operations for a significant period of time. Two of our employees have been called up as of October 7, 2023, neither of whom are members of management.

On October 7, 2023, a war between the terror organization Hamas and Israel began, or the Iron Swords War, and has led to heightened security concerns and economic instability in Israel. There remains significant uncertainty regarding the duration and escalation of the conflict, and further military actions, restrictions, or government-imposed measures could adversely affect our operations and financial condition.

The Iron Swords War has had an impact on our business operations, which may or may not continue in the short and long term. We have experienced interruptions affecting various aspects of our business, including related to employees, supplies, imports and sales. In addition, as a result of the Iron Swords War, legislative measures in Israel related to medical cannabis reform, which was initially set to commence on December 29, 2023, were postponed. While the reform eventually came into effect on April 1, 2024, the healthcare system in Israel has experienced significant bureaucratic challenges, including delays in renewing existing prescriptions and in issuing new prescriptions for medical cannabis patients. These administrative disruptions have directly impacted patient access to products and, consequently, affected our local sales and distribution activities

Other regional hostilities, since October 7, 2023, have concurrently become more pronounced. This includes and has included a northern front war between Israel and Hezbollah, continued conflict with the Houthi Movement in Yemen and heightened unrest with Iran. Such potential disruption to our operations may include certain delays and diversions of the import of certain components for manufacturing and production as a result of reduced air travel and the attacks on container ships on the Red Sea route by the Iranian-backed Houthi Movement.

In 2024, Iran launched several direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. On June 13, 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program. On June 13, 2025, a full-scale war has erupted between Israel and Iran, or the Iran War. On June 21, 2025, the United States military conducted targeted air strikes against three nuclear sites within Iran and on June 23, 2025 Iran retaliated against U.S. interests in the region.

In light of the national emergency declared by the Israeli government, we operated according to the government’s emergency guidelines, which significantly limited its operational capacity, until a ceasefire came into effect on June 24, 2025. Until the ceasefire went into effect, Israel’s airspace and commercial ports closure severely impacted logistics and our ability to receive goods and raw materials from overseas. As a result, certain shipments and deliveries of certain components for manufacturing and production were significantly delayed or diverted, leading to supply limitations and delayed shipments to customers.

If further hostilities between Iran and Israel and the United States escalate, it could create significant volatility in the global economy as well as disruptions to global supply chains. As of the date of this prospectus, there is heightened tension between Iran and Israel and the United States. The intensity, timing and duration of a multi-front conflict and tensions are difficult to predict, as are such conflict’s economic implications on our business and operations and on Israel’s economy in general. The potential deterioration of Israel’s economy, as a direct and indirect result of these events, may have a material adverse effect on us and our ability to effectively conduct our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, and other Canadian, Federal and Israeli securities laws. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus as well as in our 2024 Annual Report, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein and any prospectus supplement.

USE OF PROCEEDS

As of the date of this prospectus, we have received US$2,132,912 in gross proceeds from the issuance of the Promissory Notes. We intend to use the net proceeds received from the issuance of the Promissory Notes for debt repayment and general corporate purposes.

We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder. All net proceeds from the sale of the Common Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants. We intend to use the proceeds from the exercise of the Warrants, if any, for general working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2025:

•	on an actual basis;

•
on a pro forma basis to give effect to (i) the issuance of the Promissory Notes in the aggregate Principal Amount of US$2,412,956, (ii) finance expenses in the amount of US$15,969 in respect of a loan; and

•
on a pro forma as adjusted basis to give further effect to (i) the issuance of an aggregate of 9,788,966 Common Shares issuable upon the full conversion of the Promissory Notes in the Principal Amounts of US$2,702,511, including the accrued interest thereon, assuming a conversion floor price of US$0.29 per Common Share for the First Promissory Note, and a conversion floor price of US$0.275 per Common Share for the Second Promissory Note, and the full exercise of the Warrants, issued under the Purchase Agreements in the amount of US$803,914.

The following table should be read in conjunction with “Use of Proceeds,” our Interim Consolidated Financial Statements for the three and nine months ended September 30, 2025 and “Management’s Discussion and Analysis for the three and nine months ended September 30, 2025”, attached as Exhibits 99.2 and 99.3, respectively, to our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on November 13, 2025 and incorporated by reference herein.
	As of September 30, 2025
Canadian dollars in C$ thousands	Actual	Pro forma	Pro forma as adjusted
Cash	$1,182	$2,747	$3,857
Debt:
Bank loans and credit facilities	15,417	14,012	14,012
Convertible debentures and promissory notes	597	5,243	597
Derivative warrants liabilities	1,002	1,002	1,002
Total debts	$17,016	$20,257	$15,611
Shareholders’ equity:
Share capital and share premium	269,574	269,574	275,730
Capital reserve from translation differences of foreign operations	(3,783)	(3,783)	(3,783)
Amount received on account of financial instruments and other	3,112	3,112	3,112
Capital reserve from share-based payment transactions	475	475	475
Capital reserve from transaction with non-controlling interests	(2,872)	(2,872)	(2,872)
Capital reserve from transaction with controlling shareholder	33	33	33
Accumulated deficit	(262,576)	(264,252)	(264,652)
Total equity	3,963	2,287	8,043
Total capitalization	20,979	22,544	23,654

SELLING SHAREHOLDER

On January 7, 2026, we entered into the First Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder: (i) the First Promissory Note, in the aggregate principal amount of up to US$1,709,721, for an aggregate purchase price of up to US$1,538,749, representing 90% of its principal amount, and (ii) the First Warrant to purchase up to 228,150 Common Shares.

On January 20, 2026, we entered into the Second Purchase Agreement with the Selling Shareholder, pursuant to which we issued and sold to the Selling Shareholder: (i) the Second Promissory Note, in the aggregate principal amount of up to US$703,235, for an aggregate purchase price of up to US$632,911.50, representing 90% of its principal amount, and (ii) the Second Warrant to purchase up to 93,671 Common Shares.

Each of the Promissory Notes bear interest at a rate of 8.0% per annum, accruing from the First Closing Date and the Second Closing Date, as applicable, which rate increases to 14.0% upon the occurrence of an event of default (as defined in the Promissory Notes). The Promissory Notes are not repayable in cash, and all amounts payable thereunder will be satisfied solely through the issuance of Common Shares upon conversion of the Promissory Notes in accordance with their terms.

The outstanding principal amount of, and accrued on, the Promissory Notes is convertible, in whole or in part, at the option of the Selling Shareholder at any time after  issuance, into Common Shares  at a conversion price equal to the lower of (i) the Fixed Price, as defined in each of the Promissory Notes , or (ii) the Variable Price, provided, however, that the Variable Price will not be lower than the Floor Price, as defined in each of the Promissory Notes. The Fixed Price in the First Promissory Note and in the Second Promissory Note is $0.29 and $1.38, respectively. The Floor Price in the First Promissory Note and in the Second Promissory Note is $0.29 and $0.275, respectively. No fractional Common Shares will be issued upon conversion of the Promissory Notes. Any fractional share otherwise issuable will be rounded down to the nearest whole Common Share.

Conversion of the Promissory Notes is subject to a beneficial ownership limitation, which prohibits the Selling Shareholder from effecting any conversion to the extent that, after giving effect thereto, the Selling Shareholder would beneficially own more than 4.99% of the outstanding Common Shares. The Warrants are subject to a beneficial ownership limitation of 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Warrant Shares upon the exercise of the Warrants. The holder of the Warrants, upon notice to the Company, may increase or decrease such beneficial ownership limitation, provided however, that such  beneficial ownership limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Warrant Shares upon the exercise of the Warrants.

The Warrants entitle their holder to purchase up to 321,821 Common Shares at an exercise price of C$3.45 per Common Share. The Warrants became exercisable immediately upon their issuance, on January 21, 2026, and may be exercised at any time until their Termination Date, January 21, 2031. If the Warrants are not exercised prior to the Termination Date, it will expire and be of no further force or effect. The Warrants and the Warrant Shares may not be traded for a period of four months from their issuance date, except as permitted under applicable securities legislation.

The 9,788,966 Common Shares being offered by the Selling Shareholder pursuant to this prospectus consist of: (i) the Note Shares, which represent the maximum number of Common Shares issuable upon conversion in full of the Promissory Notes in the principal amount of US$2,412,956, together with all accrued interest thereon, issued under the Purchase Agreements, assuming conversion without regard to any limitations on issuance or conversion of the Promissory Notes, and (ii) the Warrant Shares.

For additional information regarding the Purchase Agreements, see “Our Company – Recent Financing Activities.” We are registering the Note Shares and Warrant Shares in order to permit the Selling Shareholder to offer the Note Shares and Warrant Shares for resale from time to time.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other  material relationship with us or any of our predecessors or affiliates, other than its ownership of Common Shares and the 2025 Warrants and its service to the Company as a consultant. The Selling Shareholder has purchased our securities in the 2026 Note Private Placements and the 2025 Private Placement.

To our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Common Shares by the Selling Shareholder. The second column lists the number of Common Shares beneficially owned by the Selling Shareholder, based on his ownership of the Common Shares, as of the date set forth in the relevant footnote next to the Selling Shareholder’s name. The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Purchase Agreements, the Promissory Notes and the Warrants, in no event the Selling Shareholder’s beneficial ownership or voting power of the issued and outstanding Common Shares exceed 4.99% immediately after giving effect to any issuance of the Note Shares or Warrant Shares.

This prospectus covers the resale of the maximum number of Note Shares and Warrant Shares issuable under the Purchase Agreements. Because the number of Common Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Common Shares that will actually be issued may be more or less than the number of Common Shares being offered by this prospectus.

The term “Selling Shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Shareholder named in the table below. Unless otherwise indicated, to our knowledge, the Selling Shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Common Shares set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the Selling Shareholder who is able to use this prospectus to resell the securities registered hereby.

The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number		Percentage	Number	Number	Percentage(2)
L.I.A. Pure Capital Ltd(2)	817,274	(3)	4.99%	9,788,966	10,606,240	4.99%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common Shares subject to options or warrants currently exercisable, or exercisable within 60 days of February 4, 2026, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for other purposes. Percentage of shares beneficially owned is based on 5,894,812 Common Shares issued and outstanding as of February 4, 2026.

(2)
 Kfir Silberman is the control person for L.I.A. Pure Capital Ltd. with voting and dispositive power over the Ordinary Shares held by L.I.A. Pure Capital Ltd. The address for L.I.A. Pure Capital Ltd. is 20 Raoul Wallenberg Tel Aviv 6971917 Israel. Based on information provided to us by L.I.A. Pure Capital Ltd on February 4, 2026.

(3)
Includes: (i) 2,274 Common Shares issued in the 2025 Private Placement,  (ii) 550,000 Common Shares issuable upon the exercise of the 2025 Warrant issued in the 2025 Private Placement, (iii) 140,000 Common Shares issuable upon the exercise of the 2025 Finders Warrants issued in the 2025 Private Placement, and (iv) 125,000 Common Shares issuable upon the exercise of Common Warrants held by Xylo Technologies Ltd., an entity controlled by Kfir Silberman, who is the control person for L.I.A. Pure Capital Ltd. and holds voting and dispositive power over the Common Shares held by L.I.A. Pure Capital Ltd . The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of such Pre-Funded Warrants and 2025 Warrant. Based on information provided to us by L.I.A. Pure Capital Ltd on February 4, 2026.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out his short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Other than in the United States, no action has been taken by us or the Selling Shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Canadian law will be passed upon for us by Boughton Law Corporation, Vancouver, British Columbia, Canada.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Fahn Kanne & Co. Grant Thornton Israel, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IM Cannabis Corp. incorporated by reference in IM Cannabis Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2023, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1B to the consolidated financial statements), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	US$	1,712.80
Printer fees and expenses	US$	5,000
Legal fees and expenses	US$	30,000
Accounting fees and expenses	US$	32,000
Total	US$	65,712.80

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia, Canada. Service of process upon us and upon our directors and officers named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Canada, Boughton Law Corporation, that it may be difficult to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on a violation of U.S. securities laws because Canada is not the most appropriate forum to bring such a claim. In addition, even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law.

Subject to specified time limitations and legal procedures, Canadian courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Canada;

•	the judgment is final and is not subject to any right of appeal;

•	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Canadian courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•
the liabilities under the judgment are enforceable according to the laws of British Columbia, Canada and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in British Columbia, Canada nor likely to impair the security or sovereignty of British Columbia, Canada;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any British Columbia court at the time the lawsuit is instituted in the foreign court; and

•	the judgment is enforceable according to the laws of British Columbia, Canada and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by a British Columbia court, it generally will be payable in Canadian currency, which can then be converted into non-Canadian currency and transferred out of Canada. The usual practice in an action before a British Columbia court to recover an amount in a non-Canadian currency is for the British Columbia court to issue a judgment for the equivalent amount in Canadian currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of a British Columbia court stated in Canadian currency ordinarily will be linked to the Canadian consumer price index plus interest at the annual statutory rate set by British Columbia regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a British Columbia company and are a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Further, our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act and our principal shareholders and, until March 18, 2026, our officers and directors and exempt from the reporting provisions thereunder.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Report of Foreign Private Issuer on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://www.imcannabis.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

•
Our Reports of Foreign Private Issuer on Form 6-K filed on April 3, 2025, April 11, 2025, May 5, 2025, May 6, 2025, May 7, 2025, May 15, 2025, May 27, 2025, May 28, 2025; July 1, 2025, July 9, 2025 (except for paragraphs six and eight in the press release attached as of Exhibit 99.1), July 11, 2025, July 31, 2025, August 4, 2025, August 12, 2025 (except for the section titled “Management Commentary” in the press release attached as Exhibit 99.1, Exhibit 99.4 and Exhibit 99.5), August 13, 2025, September 5, 2025, September 16, 2025, October 23, 2025, October 29, 2025, October 29, 2025 (except for paragraphs two and three in the press release attached as Exhibit 99.1), November 6, 2025, November 13, 2025 (except for the section titled “Management Commentary” in Exhibits 99.1, 99.4 and 99.5 thereto), November 17, 2025, December 12, 2025, December 30, 2025, January 5, 2026 and January 26, 2026; and

•
The description of our securities contained in our Form 40-FR12B (File No. 001-40065), filed with the SEC on February 12, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Report of Foreign Private Issuer on Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Reports of Foreign Private Issuer on Form 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Reports of Foreign Private Issuer on Form 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Beit Hakshatot, Kibutz Glil-Yam, Israel, 4690500 , Tel: +972-54-2815033; Attention: Asi Levi.

IM CANNABIS CORP.

Up to 9,788,966 Common Shares

PROSPECTUS

, 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The British Columbia Business Corporation Act, or the BCBCA, provides that a company may:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable; and

(b)	after the final disposition of an eligible proceeding (as defined below), pay the expenses (as defined below) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding, if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the BCBCA, an "eligible party", in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;

(b)	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the company, or (ii) at the request of the company; or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party" above.

An "eligible penalty" under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

"expenses" include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order; or

(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Company's articles define "eligible penalty" to mean a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An "eligible proceeding" means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company, or an eligible party, or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company (a) is or may be joined as a party; or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

The Company's articles, subject to the BCBCA, provide that the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the aforementioned terms.

The Company's articles further provide that subject to any restrictions in the BCBCA, the Company may indemnify any person and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Company's articles does not invalidate any indemnity to which he or she is entitled under the Company's articles.

The Company is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Company; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (iii) at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; (iv) at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The Company maintains directors' and officers' liability insurance coverage through primary and Side A policies covering the Company and its subsidiaries, with annual aggregate policy limits of US$5,000,000, subject to a corporate self-retention of US$5,000,000. This insurance provides indemnity to the Company and to its directors and officers as required or permitted by law for liability claim damages, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy, subject to its terms and conditions, may also provide coverage directly to individual directors and officers if they are not indemnified by the Company. The insurance coverage for directors and officers is subject to various terms, conditions, and exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 9. Exhibits

Exhibit Number	Exhibit Description
4.1	Common Warrant (incorporated herein by reference to Exhibit 4.3 to Report of Foreign Private Issuer on Form 6-K (File No. 001-40065) filed with the SEC on January 26, 2026).
4.2	Additional Common Warrant (incorporated herein by reference to Exhibit 4.4 to Report of Foreign Private Issuer on Form 6-K (File No. 001-40065) filed with the SEC on January 26, 2026)
4.3	Convertible Note (incorporated herein by reference to Exhibit 4.1 to Report of Foreign Private Issuer on Form 6-K (File No. 001-40065) filed with the SEC on January 26, 2026).
4.4	Additional Convertible Note (incorporated herein by reference to Exhibit 4.2 to Report of Foreign Private Issuer on Form 6-K (File No. 001-40065) filed with the SEC on January 26, 2026)
4.5*	Amendment No. 1 to Convertible Note, dated as of February 5, 2026, by and between IM Cannabis Corp. and L.I.A. Pure Capital Ltd.
4.6*	Amendment No. 1 to Additional Convertible Note, dated as of February 5, 2026, by and between IM Cannabis Corp. and L.I.A. Pure Capital Ltd.
5.1*	Opinion of Boughton Law Corporation, Canadian counsel to IM Cannabis Corp.
10.1
Note Purchase Agreement, dated as of January 7, 2026, by and between IM Cannabis Corp. and the investor party signatory thereto (incorporated herein by reference to Exhibit 10.1 to Report of Foreign Private Issuer on Form 6-K (File No. 001-40065) filed with the SEC on January 26, 2026).

10.2
Note Purchase Agreement, dated as of January 20, 2026, by and between IM Cannabis Corp. and the investor party signatory thereto (incorporated herein by reference to Exhibit 10.1 to Report of Foreign Private Issuer on Form 6-K (File No. 001-40065) filed with the SEC on January 26, 2026).

23.1*	Consent of Fahn Kanne & Co. Grant Thornton Israel, an independent registered public accounting firm
23.2*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm
23.3*	Consent of Boughton Law Corporation (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the Registration Statement).
107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hertzliya, Kibutz Glil-Yam, State of Israel on February 5, 2026.

IM CANNABIS CORP.

By:	/s/ Oren Shuster
Oren Shuster
Chief Executive Officer

POWER OF ATTORNEY
The undersigned officers and directors of IM Cannabis Corp. hereby constitute and appoint each of Oren Shuster and Asi Levi with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Chief Executive Officer, Director
/s/ Oren Shuster	(Principal Executive Officer)	February 5, 2026
Oren Shuster

/s/ Asi Levi	Chief Financial Officer	February 5, 2026
Asi Levi	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	February 5, 2026
Oz Adler

/s/ Moti Marcus	Director	February 5, 2026
Moti Marcus

/s/ Assaf Yitzhaik	Director	February 5, 2026
Assaf Yitzhaik

/s/ Einat Zakariya	Director	February 5, 2026
Einat Zakariya

/s/ Eli Zamir	Director	February 5, 2026
Eli Zamir

/a/ Alon Dayan	Director	February 5, 2026
Alon Dayan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of IM Cannabis Corp, has signed this registration statement on February 5, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director